Exhibit 99.1

WordLogic Infomercial Campaign Will Debut on CNBC Power Lunch US

Press Release Source: WordLogic Corporation On Tuesday May 4, 2010, 6:13 am EDT

VANCOUVER, May 4 /PRNewswire-FirstCall/ -- Frank Evanshen, CEO of WordLogic Corporation (OTC Bulletin Board:WLGC.ob -News) a leading-edge technology company developing advanced methods of text and information entry, announced that the company expects to complete filming and production on four infomercials this week. The first airing of the WordLogic infomercials will be on three consecutive days on the CNBC program "Power Lunch" later this month.

"We have included CNBC in our media buy because we want to raise brand awareness of the quality of our products and services in the business community as well as the general public," says Mr. Evanshen.

"WordLogic products give individuals the tools to elevate their communication skills while providing the user the ability to input customized text as well as larger forms of text for faster data entry," adds Mr. Evanshen. "There are many potential time-saving applications for WordLogic software in a corporate environment."

The infomercials will feature WordLogic's desktop version, which is available in seven languages on disk or USB flash drive. The software is also available in text-to-speech format, which acts as a language tool.

"This marks the beginning of an organic revenue growth cycle for WordLogic," says Mr. Evanshen. "It's an opportunity to perfect our US business model, which we will eventually take globally in seven languages."

In addition, WordLogic is planning a separate consumer retail website which will focus on online software product sales. WordLogic will participate as a client in one or more advertiser affiliate marketing programs such as Linkshare.com and/or CommissionJunction.com, which will help the company reach a massive online consumer audience while raising customer awareness and access to its products.

Company information:

Head office: 650 West Georgia Street, STE 2400, Vancouver, BC, Canada. Telephone: 1-866-WORDLOGIC.

Frank Evanshen, CEO, WordLogic Corporation 1+604.257.3660, fevanshen@wordlogic.com, Roger Sichel, Director of Business Development, 1+914.273.9691, rsichel@wordlogic.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the United States Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.